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                                                          EXHIBIT NO. EX-99.a.15

                    DFA INVESTMENT DIMENSIONS GROUP INC.



                            ARTICLES OF AMENDMENT

              DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation, having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

              FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

              SECOND: The Charter of the Corporation, as amended, supplemented and restated (the "Charter"), is further amended as follows: (i) by changing the name of the "LD U.S. Large Company Portfolio Shares" class of common stock of the Corporation to the "LD U.S. Marketwide Portfolio Shares" class of common stock, and (ii) by deleting from the Charter of the Corporation the name "LD U.S. Large Company Portfolio Shares" and inserting in lieu thereof "LD U.S. Marketwide Portfolio Shares."

              THIRD: The Charter of the Corporation is further amended as follows: (i) by changing the name of the "HD U.S. Large Company Portfolio Shares" class of common stock of the Corporation to the "HD U.S. Marketwide Portfolio Shares" class of common stock, and (ii) by deleting from the Charter of the Corporation the name "HD U.S. Large Company Portfolio Shares" and inserting in lieu thereof "HD U.S. Marketwide Portfolio Shares."

              FOURTH: The foregoing amendment to the Charter of the Corporation as set forth above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and is limited to a change expressly permitted by Section 2-605(a)(4) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

              FIFTH: The amendment to the Charter of the Corporation as set forth above does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares of the class of common stock of the Corporation that is the subject of the amendment or the aggregate par value thereof.

              IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf on this 25th day of July, 2001 by its Vice President, who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained herein are true in all material respects.

ATTEST: /s/ Catherine L. Newell             DFA INVESTMENT DIMENSIONS GROUP INC.
        -------------------------------
        Catherine L. Newell
        Secretary
                                            By:  /s/ Michael T. Scardina
                                                 ------------------------------
                                                 Michael T. Scardina
                                                 Vice President

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